Amendment No. 4 to Distribution/Advertising and Sales Material Review Side Letter Agreement

This Amendment No. 4 to the Distribution/Advertising and Sales Material Review Side Letter Agreement (this “Amendment”), by and between Principal Global Investors, LLC (the “Client”), investment adviser to Principal Exchange-Traded Funds (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is dated as of May 8, 2017 (the “Effective Date”).

WHEREAS, the Client and ALPS entered into a Distribution/Advertising and Sales Material Review Side Letter Agreement dated as of May 1, 2015, as amended (the “Agreement”); and

WHEREAS, the Client and ALPS wish to amend the Agreement to add one Fund to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.Exhibit A to the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

2.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Patricia A. Barry
Name:	Patricia A. Barry
Title:	Assistant Corporate Secretary

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	SVP & Director of Distribution Services